NON-NEGOTIABLE PROMISSORY NOTE

$380,000	Issue Date: December 1 , 2010

FOR VALUE RECEIVED, EMERALD DAIRY INC., a Nevada corporation (the “Borrower”), promises to pay to the order of XIANG LI ZHAO, a resident of the People’s Republic of China (the “Lender”), the principal sum of THREE HUNDRED EIGHTY THOUSAND ($380,000) DOLLARS (the “Principal”).

This Note is being issued in accordance with the terms and conditions set forth in a Loan Agreement, by and between the Borrower and the Lender, dated of equal date herewith (the “Loan Agreement”).  All of the agreements, conditions, covenants, provisions and stipulations contained in the Loan Agreement are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein.  Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Loan Agreement.

The Principal shall be due and payable on the first anniversary of the Issue Date (the “Maturity Date”), to be accompanied by payment of any accrued and unpaid Interest thereon (as determined below).

The unpaid Principal from time to time outstanding on this Note shall bear interest at the rate of ten (10%) percent per annum (“Interest”), computed on the basis of the actual number of days elapsed in a year of 360 days.

Upon the maturity hereof, by acceleration or otherwise, and/or after judgment, interest shall be payable at the rate of twelve (12%) percent per annum or at the judgment rate, whichever is higher (“Default Interest”), until the obligation is paid in full.  In addition, all costs and expenses incurred by the Lender, including, but not limited to, reasonable attorneys' fees and disbursements, as a result of a default hereunder, shall be added to the Principal due hereunder.

Any Interest or Default Interest not paid when due hereunder shall be added to the Principal and shall bear interest from its due date at the applicable interest rate specified above.

Borrower may from time to time prepay any amount due under the Note, in whole or in part, without penalty.  All payments made shall be applied first toward the payment of Interest and the balance toward the reduction of the Principal.

The entire unpaid Principal balance, together with accrued Interest, shall become forthwith due and payable on demand of the holder upon the occurrence of any Event of Default, as further set forth in Section 4 of the Loan Agreement.  The Lender’s failure to assert this right shall not be deemed a waiver thereof.

The Borrower shall pay all of Lender’s reasonable expenses incurred to enforce or collect any of the amounts due under this Note including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

The Borrower and all endorsers, sureties, and guarantors hereof, jointly and severally waive presentment, demand for payment, notice of dishonor, notice of protest and protest, and all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guaranty of this instrument.

Notwithstanding any provision contained herein or in the Loan Agreement, the total liability of Borrower for payment of interest pursuant hereto, including late charges, shall not exceed the maximum amount of such interest permitted by law to be charged, collected, or received from Borrower, and if any payments by Borrower include interest in excess of such a maximum amount, Lender shall apply such excess to the reduction of the unpaid principal amount due pursuant hereto, or if none is due, such excess shall be refunded to Borrower.

This Note shall be construed and enforced in accordance with the laws of the State of New York.  The undersigned hereby consents to the in personam jurisdiction of the courts of the State of New York.  Wherever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Note.

EMERALD DAIRY INC.

By:	/s/ Shu Kaneko
Name: Shu Kaneko
Title: Chief Financial Officer